Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 15, 2011 (except Notes 1, 9 and 20, as to which the date is July 21, 2011) in Amendment No. 8 to the Registration Statement (Form S-1/A No. 333-164568) and related Prospectus of GlassHouse Technologies, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

September 9, 2011